APO PLUS ([TRADITIONAL] [ROTH])


                                      DATA


PART A -- THIS PART LISTS YOUR PERSONAL DATA.
------


OWNER:   JOHN DOE

ANNUITANT:   JOHN DOE                       Age: 71                   Sex: Male

CONTRACT:  GROUP ANNUITY CONTRACT NO. AC 6727

CERTIFICATE NUMBER:                         00000

     ENDORSEMENTS ATTACHED:    Endorsement Applicable to [Roth] IRA
                               Certificates
                               Endorsement Applicable to Market Value
                               Adjustment Terms
                               Rider to Endorsement Applicable to Market Value
                               Adjustment Terms
                               Endorsement Applicable to Life Contingent Annuity

     ISSUE DATE:                        May 4, 1998

     CONTRACT DATE:                     May 4, 1998

ANNUITY COMMENCEMENT DATE:

         THE MAXIMUM MATURITY AGE IS AGE 85 -- SEE SECTION 7.03.

         You have elected APO Plus. Distributions under this Option will begin on August 15, 1998.

INITIAL QUARTERLY PAYMENT:              $618.05

BENEFICIARY:      JANE DOE


No. 94ICA/B                                     Data page 1               (5/98)

DATA PAGES (CONT'D)                                                     APO PLUS


PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CERTIFICATE.
------


INITIAL CONTRIBUTION RECEIVED (SEE SECTION 3.02):                $41,418.19
         Amount allocated to Alliance Common Stock Fund:          $9,457.85
         Amount allocated to Guaranteed Period Account:          $22,788.26
         Amount applied to Life Contingent Annuity:               $9,172.08

ALLOCATION OF AMOUNTS TO GUARANTEED PERIOD ACCOUNT:
--------------------------------------------------

                                                           GUARANTEED                     AMOUNT
                                                              RATE                       ALLOCATED
                                                              ----                       ---------
o     INITIAL MODAL PAYMENT PORTION                          3.85%                       $2,416.15
o     GUARANTEE PERIODS (CLASS I)
                   EXPIRATION DATE
                   ---------------
                   February 15, 1999                         4.35%                       $2,308.72
                   February 15, 2000                         4.36%                       $2,211.66
                   February 15, 2001                         4.46%                       $2,111.95
                   February 15, 2002                         4.50%                       $2,018.22
                   February 15, 2003                         4.55%                       $1,926.15
                   February 15, 2004                         4.63%                       $1,832.79
                   February 15, 2005                         4.66%                       $1,747.87
                   February 15, 2006                         4.71%                       $1,663.19
                   February 15, 2007                         4.75%                       $1,582.57
                   February 15, 2008                         4.77%                       $1,507.55
                   February 15, 2009                         4.63%                       $1,461.44


                                                                            ----------------------
                                                                            SUB-TOTAL:  $22,788.26


Investment Options shown are the Alliance Common Stock Fund of our Separate Account No. 45 and the Modal Payment portion and Guarantee Periods shown are in the Guaranteed Period Account. See Endorsement Applicable to Market Value Adjustment Terms.

After the fixed period, payments continue for life under the Life Contingent Annuity with level quarterly payments of $618.05 beginning on August 15, 2010 and each quarter thereafter. (See Data pages, Part D)

       "TYPES" OF INVESTMENT OPTIONS (SEE SECTION 4.02): Not applicable

       GUARANTEED INTEREST ACCOUNT (SEE SECTION 2.01):   Not available
                                                         under this Certificate


No. 94ICA/B                                     Data page 2               (5/98)

DATA PAGES (CONT'D)                                                     APO PLUS


APO PLUS: APO Plus consists of payment of Guaranteed Period Amounts upon expiration of each Guarantee Period in installments as described in Data pages, Part C for a fixed period of 12 years and annuity benefits under the Endorsement Applicable to Life Contingent Annuity as described in Data pages, Part D. Payments during the fixed period to be made on dates other than February 15th of each calendar year are made from amounts transferred or allocated to the Modal Payment portion of the Guaranteed Period Account. A portion of the Annuity Account Value in the Alliance Common Stock Fund is periodically transferred to increase the Guaranteed Period Amounts and annuity benefits under the Life Contingent Annuity.

BUSINESS DAY (SEE SECTION 1.05): A Business Day for this Certificate will mean any day on which the New York Stock Exchange is open for trading.

INVESTMENT OPTIONS (SEE SECTION 1.16): "Investment Option" also means the Modal Payment portion of the Guaranteed Period Account. This is the portion of the Guaranteed Period Account from which payments, other than payments due on an Expiration Date, are made. See Data pages, Part C.

PROCESSING DATES (SEE SECTION 1.20): A Processing Date is each Contract Date anniversary.

AVAILABILITY OF INVESTMENT OPTIONS (SEE SECTION 2.04): (See Data pages, Part C; Allocation Restrictions)

ALLOCATION OF CONTRIBUTIONS (SEE SECTION 3.01): A portion of your initial Contribution is allocated by us to the Guaranteed Period Account and the Life Contingent Annuity. The remaining portion is allocated to the Alliance Common Stock Fund. Subsequent Contributions may only be allocated to the Alliance Common Stock Fund until transferred by us (see Transfer Rules, below).

CONTRIBUTION LIMITS (SEE SECTION 3.02):

[Applicable for Traditional IRAs - We will only accept initial Contributions of at least $10,000 in the form of either a rollover Contribution or a direct custodian-to-custodian transfer from other traditional individual retirement arrangements. Subsequent Contributions may be made in an amount of at least $1,000. Subsequent Contributions may be "regular" IRA Contributions (limited to a maximum of $2,000 a year), rollover Contributions or direct transfers. Rollover Contributions and direct transfers are not subject to the $2,000 annual limit. "Regular" IRA Contributions may not be made for the taxable year in which you attain age 70 1/2 and thereafter. Rollover and direct transfer Contributions may be made at any time until the earlier of (i) when you attain age 84 and (ii) when the Certificate is within seven years of the end of the fixed period. However, any amount contributed after you attain age 70 1/2 must be net of your minimum distribution for the year in which the rollover or direct transfer Contribution is made (see item 2 Annuity Commencement Date in Endorsement Applicable to IRA Certificates).]


No. 94ICA/B                                     Data page 3               (5/98)

DATA PAGES (CONT'D)                                                     APO PLUS


[Applicable for Roth IRAs - We will only accept initial Contributions of at least $10,000 in the form of either a rollover Contribution from Traditional IRAs, or Roth IRAs, or direct custodian-to-custodian transfers from other Roth IRAs. Subsequent Contributions may be made in an amount of at least $1,000. We will not accept "regular" IRA Contributions to Roth IRAs. Rollover Contributions and direct custodian-to-custodian transfers can be made any time during your lifetime provided you meet certain requirements (see item II. Limits on Contributions in Endorsement Applicable to Roth IRA Certificates).]

We may refuse to accept any Contribution if the sum of all Contributions under your Certificate would then total more than $1,500,000. We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of first year Contributions. We may also refuse to accept any Contribution if the sum of all Contributions under all Equitable Life annuity distribution certificates/contracts that you own would then total more than $2,500,000.

TRANSFER RULES (SEE SECTION 4.02): As Guarantee Periods expire, we may transfer amounts to the Modal Payment portion of the Guaranteed Period Account. Any transfer request by you will terminate APO Plus.

On February 15, 2001 and then every third February 15th thereafter during the fixed period, a portion of the remaining Annuity Account Value in the Alliance Common Stock Fund is transferred by us and applied to increase the guaranteed level payments. Such increase will be reflected beginning with the payment to be made on August 15, 2001 and every third August 15th thereafter during the fixed period. Immediately following the last payment during the fixed period, the remaining Annuity Account Value in the Alliance Common Stock Fund is first applied to the Life Contingent Annuity to provide increasing payments using current purchase rates (see Data pages, Part D for a description of increasing payments). If there is any Annuity Account Value remaining after the increasing payments are purchased, this balance is applied to the Life Contingent Annuity to further increase such increasing payments. If the Annuity Account Value in the Alliance Common Stock Fund is insufficient to purchase the increasing payments, then the level payments previously purchased will be increased to the extent possible. (See Data pages, Part C)

ALLOCATION OF WITHDRAWALS (SEE SECTION 5.01): Lump Sum Withdrawals will be taken from your Annuity Account Value in the Alliance Common Stock Fund unless you specify otherwise. If there is insufficient value in the Alliance Common Stock Fund the excess will be taken from the Guaranteed Period Account. (See Data pages, Part C; Withdrawals)

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01): Lump Sum Withdrawals minimum - $1,000.

MINIMUM AMOUNT OF ANNUITY ACCOUNT VALUE AFTER A WITHDRAWAL (SEE SECTION 5.02):
Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Certificate).

We will NOT exercise our rights, described in Sections 5.02(b) and 5.02(c), to terminate the Certificate.


No. 94ICA/B                                     Data page 4               (5/98)

DATA PAGES (CONT'D)                                                     APO PLUS


DEATH BENEFIT AMOUNT (SEE SECTION 6.01): The death benefit amount is equal to
(i) the Annuity Account Value in the Guaranteed Period Account or, if greater the sum of the Guaranteed Period Amounts in each Guarantee Period, plus (ii) any amounts in the Modal Payment Portion of the Guaranteed Period Account, plus
(iii) Contributions allocated to the Alliance Common Stock Fund, less amounts applied to increase payments and, less any withdrawals.

NORMAL FORM OF ANNUITY (SEE SECTION 7.04): Life Annuity 10 Year Period Certain

AMOUNT OF ANNUITY BENEFIT (SEE SECTION 7.05): The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any period certain only annuity form except that if the period certain is more than five years the amount applied will be no less than 95% of the Annuity Account Value.

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (SEE
SECTION 7.06): 6% per year

MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (SEE SECTION 7.06): $2,000, as well as minimum of $20 for initial monthly annuity payment.

WITHDRAWAL CHARGES (SEE SECTION 8.01): A withdrawal charge will be imposed as a percentage of the portion of each Contribution allocated to the Investment Options when a Lump Sum Withdrawal exceeds the Free Corridor Amount as discussed in Section 8.01, or if the Certificate is surrendered to receive the Cash Value. We determine the withdrawal charge separately for each Contribution in accordance with the table below.

                                           Current and Maximum
                                              Percentage of
                   Contract Year             Contributions
                   -------------             -------------
                         1                       7.00%
                         2                       6.00%
                         3                       5.00%
                         4                       4.00%
                         5                       3.00%
                         6                       2.00%
                         7                       1.00%
                    8 and later                  0.00%

The applicable withdrawal charge percentage is determined by the Contract Year in which the Lump Sum Withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal charges will be deducted from the Annuity Account Value in the Investment Options from which each Lump Sum Withdrawal is made in proportion to the amount being withdrawn from each Investment Option.


No. 94ICA/B                                     Data page 5               (5/98)

DATA PAGES (CONT'D)                                                     APO PLUS


[Applicable for Traditional IRAs - A withdrawal charge will not apply to a Lump Sum Withdrawal taken to satisfy minimum distribution requirements. (See Data pages, Part C; Withdrawals)]

FREE CORRIDOR AMOUNT (SEE SECTION 8.01): 10% of the Annuity Account Value at the beginning of the Contract Year. Amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of Contributions.

Lump Sum Withdrawals in excess of the Free Corridor Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Corridor Amount does not apply when calculating the withdrawal charge applicable upon a surrender.

CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE (SEE SECTION 8.02):

Charges for State Premium and Other Applicable Taxes: A charge for applicable taxes, such as state or local premium taxes generally will be deducted from the amount applied to provide an Annuity Benefit under Section 7.02. In certain states, however, we may deduct the charge from Contributions rather than at the Annuity Commencement Date.

This charge will always be deducted from the Annuity Account Value in the Alliance Common Stock Fund.

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):

                          Mortality and Expense Risks Charge:
                             Current and Maximum       Annual
                          rate of 1.10% (equivalent to a daily rate of 0.003032%).

                                   Administration Charge:
                                 Current and Maximum   Annual rate of 0.25%
                          (equivalent to a daily rate of 0.000692%). We reserve the right to increase this charge to an annual rate of 0.35%.

SURRENDERING THE CERTIFICATE: You may surrender the Certificate for its Cash Value at any time, and thereafter receive the lifetime income provided under the Endorsement Applicable to Life Contingent Annuity. Once your Certificate has been surrendered, it will be returned to you with a notation that the Life Contingent Annuity is still in effect. (See Data pages, Part D; Purchase Payment Rules)


No. 94ICA/B                                     Data page 6               (5/98)

DATA PAGES (CONT'D)                                                     APO PLUS


PART C -- THIS PART LISTS THE TERMS WHICH APPLY TO THE ENDORSEMENT APPLICABLE TO
------    MARKET VALUE ADJUSTMENT TERMS (MVA ENDORSEMENT).

ALLOCATION RESTRICTIONS (SEE SECTION 3.01): A portion of the initial Contribution must be allocated to Guarantee Periods having Expiration Dates in annual sequence, and the Modal Payment portion of the Guaranteed Period Account, if applicable, and also applied to the Life Contingent Annuity (see Data pages, Part D), so as to provide level quarterly withdrawal payments during a fixed period followed by annuity payments for life under the Life Contingent Annuity. Fixed period payments are described under Transfers at Expiration Date, below. Any subsequent Contributions will be allocated to the Alliance Common Stock Fund. (See Data pages, Part B)

MODAL PAYMENT PORTION OF THE GUARANTEED PERIOD ACCOUNT: Each amount we allocate to the Modal Payment portion of the Guaranteed Period Account for payments to be made prior to the Expiration Date of the earliest Guarantee Period we then offer, accumulates interest beginning on the date such amounts are allocated at the interest rate specified in Data pages, Part B. Interest will be credited daily. Such rate will not be less than 3%.

Each amount transferred to the Modal Payment portion of the Guaranteed Period Account from an expired Guarantee Period will be credited with interest at a rate equal to the Guaranteed Rate applicable to the expired Guarantee Period, beginning on the Expiration Date of such Guarantee Period. See Payments at Expiration Date, below.

WITHDRAWALS (SEE SECTION 5.01): Lump Sum Withdrawals - If a Lump Sum Withdrawal is allocated to the Guaranteed Period Account, such withdrawal will be taken from all remaining Guarantee Periods and the Modal Payment portion of the Guaranteed Period Account such that the amount of the quarterly payments and the length of the fixed period will be reduced, and the Initial Benefit Payment Date under the Life Contingent Annuity (see Data pages, Part D) will be accelerated. Additional amounts above the amount of the requested withdrawal, may be withdrawn from the Guaranteed Period Account and applied to the Life Contingent Annuity to the extent necessary to achieve this result. As a result, the same pattern of payments will continue in reduced amounts for your life, and if applicable, the life of your joint Annuitant. See Endorsement Applicable to Life Contingent Annuity.

[Applicable for Traditional IRAs - If at any time your withdrawal payment during the fixed period is less than the minimum amount required to be distributed under minimum distribution rules, if you so request, a Lump Sum Withdrawal will be made in the amount of the difference between the withdrawal payment and the minimum distribution amount. However no withdrawal charge will apply.]

TRANSFERS AT EXPIRATION DATE (SEE ITEM 1 OF MVA ENDORSEMENT): Upon the expiration of a Guarantee Period, the Guaranteed Period Amount will be paid to you in full, if annual payments are to be made on February 15th of each calendar year. Otherwise, the Guaranteed Period Amount will be transferred into the Modal Payment portion of the Guaranteed Period Account. You may not transfer these amounts into any other Guarantee Periods or Investment Funds without terminating APO Plus.


No. 94ICA/B                                     Data page 7               (5/98)

DATA PAGES (CONT'D)                                                     APO PLUS

These withdrawals are not subject to withdrawal charges.

MARKET VALUE ADJUSTMENT (MVA) ON TRANSFERS AND WITHDRAWALS (SEE ITEM 2 OF MVA ENDORSEMENT): The MVA (positive or negative) resulting from a withdrawal or transfer of a portion of the amount in a Guarantee Period will be a percentage of the MVA that would be applicable upon a withdrawal of all the Annuity Account Value from a Guarantee Period. This percentage is determined by (i) dividing the amount of the withdrawal or transfer from the Guarantee Period by (ii) the Annuity Account Value in such Guarantee Period prior to the withdrawal or transfer. There will be no MVA resulting from a withdrawal of amounts in the Modal Payment portion of the Guaranteed Period Account.

MVA FORMULA (SEE ITEM 3 OF MVA ENDORSEMENT): The Guaranteed Rate for new allocations to a Guarantee Period is the rate we have in effect for this purpose even if new allocations to that Guarantee Period would not be accepted at the time. This rate will not be less than 3%.

The current rate percentage we use in item (c) of the formula is 0.00%. For purposes of calculating the MVA only, we reserve the right to add up to 0.25% to such current rate percentage.

SEPARATE ACCOUNT (SEE ITEM 5 OF MVA ENDORSEMENT): The portion of the assets of Separate Account No. 46 equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct.


No. 94ICA/BMVA                                  Data page 8               (5/98)

DATA PAGES (CONT'D)                                                     APO PLUS


PART D -- THIS PART LISTS THE TERMS WHICH APPLY TO THE ENDORSEMENT APPLICABLE TO
------    LIFE CONTINGENT ANNUITY (LCA ENDORSEMENT).


ISSUE DATE FOR DATA PAGES, PART D: May 4, 1998

                 INITIAL PURCHASE PAYMENT (SEE ITEM 2 OF LCA ENDORSEMENT):
                 $9,172.08

SUBSEQUENT PURCHASE PAYMENTS: Subsequent purchase payments will be applied by us in accordance with the Allocation Restrictions in Data pages, Part C.

PURCHASE PAYMENT RULES (SEE ITEM 2 OF LCA ENDORSEMENT): The amount applied is determined by us in accordance with the Allocation Restrictions in Data pages, Part C.

         If the Certificate to which the LCA Endorsement is attached is surrendered to receive the Cash Value, thereafter, no subsequent purchase payments may be applied under the LCA Endorsement. (See Data pages, Part B; Surrendering the Certificate)

                   MINIMUM PURCHASE PAYMENT:  Not applicable

                            FREQUENCY:  Not applicable

CHARGES DEDUCTED FROM PURCHASE PAYMENTS (SEE ITEM 2 OF LCA ENDORSEMENT): Any charge for applicable taxes, such as state and local premium taxes.

          ANNUITY BENEFIT PAYEE (SEE ITEM 3 OF LCA ENDORSEMENT):  JOHN DOE

          INITIAL BENEFIT PAYMENT DATE (SEE ITEM 3 OF LCA ENDORSEMENT):
          August 15, 2010

ANNUITY BENEFIT FORM (SEE ITEM 3 OF LCA ENDORSEMENT): Single Life

FREQUENCY OF ANNUITY BENEFIT PAYMENTS (SEE ITEM 3 OF LCA ENDORSEMENT): Quarterly

          MINIMUM BENEFIT PAYMENT RULES (SEE ITEM 3 OF LCA ENDORSEMENT):
          Not applicable

ANNUITY BENEFIT PURCHASED BY INITIAL PURCHASE PAYMENT: $618.05

Increasing Payments
--------------------
If increasing payments are purchased after the end of the fixed period, payments will increase annually on each anniversary of the Initial Benefit Payment Date, as determined by us, by an amount corresponding to the applicable rate of change in the Consumer Price Index each year. The increase will never be greater than 3% in any year.


No. 94ICA/BLCA                                  Data page 9               (5/98)

DATA PAGES (CONT'D)                                                     APO PLUS


"Consumer Price Index" means the Consumer Price Index for All Urban Consumers ("CPI-U"). The applicable rate of change in the CPI-U will be equal to a fraction (a) whose numerator is the difference between the CPI-U applicable to the immediately preceding calendar year and the CPI-U applicable to the current calendar year, and (b) whose denominator is the CPI-U applicable to the immediately preceding calendar year.

GUARANTEED ANNUITY PURCHASE RATES (SEE ITEM 4 OF LCA ENDORSEMENT): See Schedule attached.

CHANGE IN INITIAL BENEFIT PAYMENT DATE (SEE ITEM 5 OF LCA ENDORSEMENT): This date will be accelerated if a Lump Sum Withdrawal is taken from the Guaranteed Period Account as described under Withdrawals in Data pages, Part C.

                    GUARANTEED ANNUITY PURCHASE RATE PER $250
              OF INITIAL LEVEL QUARTERLY INCOME AT ATTAINED AGE 83
                                FOR A SINGLE LIFE

             ATTAINED AGE                          RATE

                71                            $  4,940.57
                72                               5,142.54
                73                               5,357.87
                74                               5,588.44
                75                               5,836.45
                76                               6,108.20
                77                               6,403.80
                78                               6,726.81
                79                               7,081.41
                80                               7,472.64
                81                               7,906.60
                82                               8,390.68

         Interest Basis: 3% Non-participating
                         Mortality:   1983 Individual Annuity Mortality Table
                         "a" for Males; projected with Projection Scale "G".

The above schedule shows the purchase payments required to purchase at the attained age(s) shown a benefit of $250 quarterly commencing at the attained age(s) on the Initial Benefit Payment Date.

                    GUARANTEED ANNUITY PURCHASE RATE PER $250
                OF INCREASING QUARTERLY INCOME AT ATTAINED AGE 83

             ATTAINED AGE                          RATE
                82                              $10,152.87


No. 94ICA/BLCA                                  Data page 10              (5/98)

DATA PAGES (CONT'D)                                                 ROLLOVER IRA

TERMINATING APO PLUS: Your APO Plus will terminate upon (i) receipt by us of a written request from you; (ii) receipt by us of a written request from you to elect the Assured Payment Option with level or increasing payments; (iii) receipt by us of a subsequent Contribution which you want applied to the Guaranteed Period Account; (iv) receipt by us of a transfer request from you; or
(v) receipt by us of a request to change the Initial Benefit Payment Date under the LCA Endorsement. Upon termination of APO Plus, your Certificate will remain in force and the Data page changes set forth below will be in effect. -- THE INFORMATION BELOW ADDS TO OR CHANGES INFORMATION LISTED IN DATA PAGES, PARTS A, B, C AND D. UNLESS OTHERWISE INDICATED, ALL OTHER INFORMATION INCLUDED IN SUCH DATA PAGES REMAINS UNCHANGED.

               PART B1 -- THIS PART MODIFIES DATA PAGES, PART B.
               -------

          INVESTMENT OPTIONS AVAILABLE (SEE PART II):
o     ALLIANCE CONSERVATIVE INVESTORS FUND
o     ALLIANCE GROWTH INVESTORS FUND
o     ALLIANCE GROWTH AND INCOME FUND
o     ALLIANCE COMMON STOCK FUND
o     ALLIANCE GLOBAL FUND
o     ALLIANCE INTERNATIONAL FUND
o     ALLIANCE AGGRESSIVE STOCK FUND
o     ALLIANCE SMALL CAP GROWTH FUND
o     ALLIANCE MONEY MARKET FUND
o     ALLIANCE INTERMEDIATE GOVERNMENT SECURITIES FUND
o     ALLIANCE HIGH YIELD FUND
o     BT EQUITY 500 INDEX FUND
o     BT SMALL COMPANY INDEX FUND
o     BT INTERNATIONAL EQUITY INDEX FUND
o     MFS EMERGING GROWTH COMPANIES FUND
o     MFS RESEARCH FUND
o     MERRILL LYNCH BASIC VALUE EQUITY FUND
o     MERRILL LYNCH WORLD STRATEGY FUND
o     MORGAN STANLEY EMERGING MARKETS EQUITY FUND
o     EQ/PUTNAM BALANCED FUND
o     EQ/PUTNAM GROWTH & INCOME VALUE FUND
o     T. ROWE PRICE EQUITY INCOME FUND
o     T. ROWE PRICE INTERNATIONAL STOCK FUND
o     WARBURG PINCUS SMALL COMPANY VALUE FUND
o     GUARANTEE PERIODS (CLASS I)
          EXPIRATION DATE
          FEBRUARY 15, 1999
          FEBRUARY 15, 2000
          FEBRUARY 15, 2001
          FEBRUARY 15, 2002
          FEBRUARY 15, 2003
          FEBRUARY 15, 2004
          FEBRUARY 15, 2005
          FEBRUARY 15, 2006
          FEBRUARY 15, 2007
          FEBRUARY 15, 2008

Investment Options shown are Investment Funds of our Separate Account No. 45 and Guarantee Periods shown are in the Guaranteed Period Account. See Endorsement Applicable to Market Value Adjustment Terms.


No. 94ICA/B                                     Data page 11              (5/98)

DATA PAGES (CONT'D)                                                 ROLLOVER IRA


ALLOCATION OF CONTRIBUTIONS (SEE SECTION 3.01): Subsequent Contributions are allocated according to your instructions.

TRANSFER RULES (SEE SECTION 4.02): Transfers among the Investment Options may be made at any time during the Contract Year. (See Data pages, Part C)

ALLOCATION OF WITHDRAWALS (SEE SECTION 5.01): Lump Sum Withdrawals - You must provide withdrawal instructions indicating from which Investment Options the Lump Sum Withdrawal and any withdrawal charge will be taken; [Applicable for Traditional IRAs - Minimum Distribution Withdrawals - Unless you specify otherwise, Minimum Distribution Withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Investment Funds. If there is insufficient value or no value in the Investment Funds, any additional amount of the withdrawal required or the total amount of the withdrawal, as applicable, will be withdrawn from the Guarantee Periods in order of the earliest Expiration Date(s) first.]

WITHDRAWAL RESTRICTIONS (SEE SECTION 5.01): [Applicable for Traditional IRAs - Minimum Distribution Withdrawals - May be elected in the year in which you attain age 70 1/2 or at a later date. Minimum Distribution Withdrawals will be made annually.]

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01): Lump Sum Withdrawals minimum - $1,000; [Applicable for Traditional IRAs - Minimum Distribution Withdrawals minimum - $250.]

DEATH BENEFIT AMOUNT (SEE SECTION 6.01):

The death benefit is equal to the Annuity Account Value or, if greater, the Guaranteed Minimum Death Benefit defined below.

Guaranteed Minimum Death Benefit

6% Roll Up to Age 80 - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is credited with interest at 6% (4% for amounts in the Alliance Money Market and Alliance Intermediate Government Securities Funds and the Guarantee Periods) on each Contract Date anniversary through your age 80 (or at your death, if earlier), and 0% thereafter, and is adjusted for any subsequent Contributions and withdrawals.

Your current Guaranteed Minimum Death Benefit will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 6% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 6% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.

WITHDRAWAL CHARGES (SEE SECTION 8.01): A withdrawal charge will be imposed as a percentage of each Contribution made to the extent that (i) any withdrawals during a Contract Year exceed the Free Corridor Amount as discussed in Section
8.01 or, (ii) the Certificate is surrendered to receive the Cash Value. See Data pages, Part B for the table of withdrawal percentages.


No. 94ICA/B                                     Data page 12              (5/98)

DATA PAGES (CONT'D)                                                 ROLLOVER IRA


Withdrawal charges will be deducted from the Annuity Account Value in the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

FREE CORRIDOR AMOUNT (SEE SECTION 8.01): 15% of Annuity Account Value at the beginning of the Contract Year, minus any amount previously withdrawn during the Contract Year. Amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of Contributions. [Applicable for Traditional IRAs - In any Contract Year when a Minimum Distribution Withdrawal is the only withdrawal taken, no withdrawal charge will apply.]

Lump Sum Withdrawals in excess of the Free Corridor Amount [Applicable for Traditional IRAs - or a Minimum Distribution Withdrawal when added to a Lump Sum Withdrawal previously taken in the same Contract Year, which exceeds the Free Corridor Amount] will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Corridor Amount does not apply when calculating the withdrawal charge applicable upon a surrender.

NUMBER OF FREE TRANSFERS (SEE SECTION 8.03):  Unlimited


No. 94ICA/B                                     Data page 13              (5/98)

DATA PAGES (CONT'D)                                                 ROLLOVER IRA

PART C1 -- THIS PART MODIFIES DATA PAGES, PART C.
-------


ALLOCATION RESTRICTIONS (SEE SECTION 3.01): If you are age 76 or older, allocations may be made only to Guarantee Periods with maturities of five years or less; however, in no event may allocations be made to Guarantee Periods with maturities beyond the February 15th immediately following the Annuity Commencement Date.

TRANSFERS AT EXPIRATION DATE (SEE ITEM 1 OF MVA ENDORSEMENT): If no election is made with respect to amounts in the Guaranteed Period Account as of the Expiration Date, such amounts will be transferred into the Guarantee Period with the earliest Expiration Date.

TRANSFER RULES (SEE SECTION 4.02): Transfers may not be made to a Guarantee Period maturing in the current calendar year. Guarantee Periods to which transfers may be made are limited based on your attained age (see Allocation Restrictions above).


PART D1 -- THIS PART MODIFIES DATA PAGES, PART D.
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SUBSEQUENT PURCHASE PAYMENTS:  No subsequent purchase payments may be applied.


No. 94ICA/BMVALCA                               Data page 14              (5/98)